NEWS

Comstar Odessa owned by Comstar - United Telesystems, one of the Russia's largest telecom operators Selects mPhase Technologies Software System for First Commercial IPTV Service in Ukraine

Purchase of mPhase TV+ System to Provide IPTV, Video-on-Demand and Advanced Features, for a 6,000 Subscriber deployment

LITTLE FALLS, N.J., September 12, 2006 - mPhase Technologies,  (OTCBB:XDSL) today announced that fixed line operator Comstar Odessa has placed an order for the supply of its software platform to support a new internet-based television (IPTV) service - the first in Ukraine.

The phased deployment will begin as a 1,500-subscriber trial for one month, and then scale up to a 6,000-subscriber commercial system.

The mPhase TV+™ System enables advanced video services over broadband access networks, providing network operators with the ability to operate and manage television-based services.

"We are delighted to have been selected by a major company for the first IPTV launch in the Ukraine market," said Ronald Durando, mPhase chief executive. "The mPhase TV+ System is ideal for operators like Comstar Odessa because it is highly modular and scalable to hundreds of thousands of subscribers."

Ukraine is one of the largest countries in Central and East Europe with over 47 million people and huge potential as a growing economy.

Comstar Odessa is a large telecommunications provider that is rapidly growing business and building a next generation network in the largest cities in Ukraine to offer such advanced services as to businesses and private subscribers.

About mPhase Technologies, Inc.

mPhase Technologies Inc. (OTCBB: XDSL) develops and commercializes next-generation telecommunications and nanotechnology solutions, delivering novel systems to the marketplace that advance functionality and reduce costs. In telecommunications, the Company's mPhase TV+ System cost-effectively and reliably manages the delivery of television or video over telecommunications DSL, fiber or Ethernet access lines. mPhase also offers a line of innovative DSL component products designed to help service providers lower the provisioning and operating costs associated with DSL. More information is available at the mPhase Web site at www.mPhaseTech.com.

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